Exhibit 99.1
The Vita Coco Company Reports First Quarter 2024 Financial Results

First Quarter Net Sales Increased 2% to $112 million With Vita Coco Coconut Water Growth of 1%
First Quarter Net Income Increased $8 million to $14 million and First Quarter Non-GAAP Adjusted EBITDA1 Increased $12 million to $21 million

Company raises full year guidance. Expects Net Revenue between $500-$510 million and Adjusted EBITDA2 between $76-$82 million

NEW YORK, NY – May 1, 2024 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights Compared to Prior Year Period
•Net sales grew 2% to $112 million, with Vita Coco Coconut Water net sales growth of 1%.
•Gross profit was $47 million, or 42% of net sales, an increase of $14 million, compared to 31% of net sales.
•Net income was $14 million, or $0.24 per diluted share, compared to a net income of $7 million, or $0.12 per diluted share. Net income benefited from net sales growth and gross margin improvement resulting primarily from decreased transportation costs, partially offset by increased investments in selling, general and administrative ("SG&A") expenses.
•Non-GAAP Adjusted EBITDA1 was $21 million compared to $9 million, up $12 million due to improvements in gross profit partially offset by increased SG&A.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and the performance we delivered in the first quarter. Our focus and investment to expand consumption occasions of coconut water contributed to strong performance for the category and for our flagship Vita Coco Coconut Water brand, which grew 9% in dollar sales in Circana measured channels and maintained its brand share. The organization's ability to drive brand growth through strong retail execution and creative marketing programs, while continuing to improve profitability and cash generation at the same time is something that every member of the team should be proud of. We remain committed to continuing to grow the coconut water category, and I could not be more excited for what is to come."

Martin Roper, the Company’s Chief Executive Officer, said, “We are pleased with this quarter's results with 2% net sales growth in line with our expectations while net income of $14 million, and Adjusted EBITDA1 of $21 million, exceeded expectations due to stronger gross margins in the quarter driven by lower transportation costs and higher Vita Coco Coconut Water net pricing. The coconut water category is healthy and our team continued to deliver strong results across our major markets. Based on a strong first quarter and year to date trends, we are raising our full year guidance as we stay focused on driving long term growth of the coconut water category and our brands."

First Quarter 2024 Consolidated Results
Net sales increased $2 million, or 2%, to $112 million for the first quarter ended March 31, 2024, compared to $110 million in the same prior year period. The increase in net sales was driven by improved net pricing of Vita Coco Coconut Water and growth in private label case equivalent ("CE") volume, which were partially offset by price/mix impacts from private label products and a decline in Vita Coco Coconut Water CE volume.

Gross profit was $47 million for the first quarter of 2024, compared to $34 million in the same prior year period. Gross margin of 42.2% in the first quarter of 2024 increased from 30.7% in the same prior year period. Gross profit benefited from lower year-on-year global transportation costs and elevated Vita Coco Coconut Water net pricing in the quarter, due to reduced promotional activity, partially offset by the price/mix impact of private label products.

SG&A expenses in the first quarter of 2024 were $28 million, compared to $27 million in the same prior year period. The increase was largely due to higher personnel related expenses.

Net income was $14 million, or $0.24 per diluted share, for the first quarter of 2024, compared to net income of $7 million, or $0.12 per diluted share, in the same prior year period. Net income benefited from strong gross profit, partially offset by increased SG&A investments.

Non-GAAP Adjusted EBITDA1 for the first quarter of 2024 was $21 million, compared to $9 million in the same prior year period. The increase in Adjusted EBITDA1 was primarily driven by net sales growth and gross margin improvement resulting primarily from improved transportation costs and higher Vita Coco Coconut Water net pricing, partially offset by lower CE volume and increased investments in SG&A.

Balance Sheet

As of March 31, 2024, the Company had cash and cash equivalents of $123 million, compared to $133 million as of December 31, 2023. There was no debt as of March 31, 2024 and December 31, 2023. Inventories as of March 31, 2024 totaled $57 million. On March 31, 2024, there were 56,683,993 shares of common stock outstanding.

On October 30, 2023, the Company's Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $40 million of the Company's common stock. As of March 31, 2024, and to date, the Company has repurchased a total of 421,544 shares for an aggregate value of $10 million at an average share price of $23.72.
Fiscal Year 2024 Full Year Outlook
The Company is raising its full year guidance based on year to date performance and current positive outlook:
•Expect 2024 net sales to be between $500 million and $510 million, with projected Vita Coco Coconut Water and private label coconut water volume growth, being offset by expected decreases in private label coconut oil business and price/mix effects.
•Full year gross margin expected to be between 37% and 39%, with recent increases on certain ocean freight routes adversely affecting gross margins beginning in the second quarter. This impact is expected to be most severe in the second quarter and moderate each subsequent quarter.
•SG&A expenses expected to be approximately flat to slightly up in dollars versus 2023.
•Forecasting Adjusted EBITDA in the range of $76 million to $82 million.2
Uncertainty and instability of the current operating environment, global economies, and geopolitical landscape could affect this outlook and our future results.
Footnotes:
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net Income 2024 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details
The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BIf06b4097f030472bb8d451277abbeaf1 and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company

The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, sustainably packaged water Ever & Ever, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com
Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$122,978	$132,537
Accounts receivable, net of allowance of $3,304 at March 31, 2024, and $2,486 at December 31, 2023	57,881	50,086
Inventory	56,764	50,757
Supplier advances, current	1,535	1,521
Derivative assets	1,772	3,876
Prepaid expenses and other current assets	25,772	24,160
Total current assets	266,702	262,937
Property and equipment, net	2,195	2,136
Goodwill	7,791	7,791
Supplier advances, long-term	2,619	2,820
Deferred tax assets, net	6,746	6,749
Right-of-use assets, net	1,151	1,406
Other assets	1,838	1,843
Total assets	$289,042	$285,682
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,134	$21,826
Accrued expenses and other current liabilities	59,223	59,533
Notes payable, current	11	13
Derivative liabilities	1,634	1,213
Total current liabilities	79,002	82,585
Notes payable, long-term	10	13
Other long-term liabilities	340	647
Total liabilities	$79,352	$83,245
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 63,311,737 and 63,135,453 shares issued at March 31, 2024 and December 31, 2023, respectively 56,683,993 and 56,899,253 shares outstanding at March 31, 2024 and December 31, 2023, respectively	633	631
Additional paid-in capital	163,674	161,414
Retained earnings	114,980	100,742
Accumulated other comprehensive loss	(661)	(649)
Treasury stock, 6,627,744 shares at cost as of March 31, 2024, and 6,236,200 shares at cost as of December 31, 2023.	(68,936)	(59,701)
Total stockholders’ equity	209,690	202,437
Total liabilities and stockholders’ equity	$289,042	$285,682

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$111,698	$109,759
Cost of goods sold	64,521	76,098
Gross profit	47,177	33,661
Operating expenses
Selling, general and administrative	28,218	26,957
Income (Loss) from operations	18,959	6,704
Other income (expense)
Unrealized gain/(loss) on derivative instruments	(2,525)	1,213
Foreign currency gain/(loss)	58	611
Interest income	1,523	13
Interest expense	—	(15)
Total other income (expense)	(944)	1,822
Income before income taxes	18,015	8,526
Income tax expense	(3,777)	(1,821)
Net income	$14,238	$6,705
Net income per common share
Basic	$0.25	$0.12
Diluted	$0.24	$0.12
Weighted-average number of common shares outstanding
Basic	56,589,565	56,046,904
Diluted	58,746,631	57,351,405

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$14,238	$6,705
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	162	165
(Gain)/loss on disposal of equipment	13	(1)
Bad debt expense	517	832
Unrealized (gain)/loss on derivative instruments	2,525	(1,213)
Stock-based compensation	2,109	2,162
Noncash lease expense	254	279
Changes in operating assets and liabilities:
Accounts receivable	(8,463)	(21,337)
Inventory	(6,068)	20,089
Prepaid expenses, net supplier advances, and other assets	(1,442)	683
Accounts payable, accrued expenses, and other liabilities	(4,112)	1,072
Net cash provided by (used in) operating activities	(267)	9,436
Cash flows from investing activities:
Cash paid for property and equipment	(124)	(454)
Proceeds from sale of property and equipment	—	5
Net cash used in investing activities	(124)	(449)
Cash flows from financing activities:
Proceeds from exercise of stock awards	153	603
Cash received (paid) on notes payable	(4)	(6)
Cash paid to acquire treasury stock	(9,235)	—
Net cash provided by (used in) financing activities	(9,086)	597
Effects of exchange rate changes on cash and cash equivalents	(80)	187
Net increase/(decrease) in cash and cash equivalents	(9,557)	9,771
Cash, cash equivalents and restricted cash at beginning of the period (1)	132,867	19,629
Cash, cash equivalents and restricted cash at end of the period (1)	123,310	29,400
1 Includes $332 and $320 of restricted cash as of March 31, 2024 and 2023, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net income	14,238	6,705
Depreciation and amortization	162	165
Interest income	(1,523)	(13)
Interest expense	—	15
Income tax expense	3,777	1,821
EBITDA	16,654	8,693
Stock-based compensation (a)	2,109	2,162
Unrealized (gain)/loss on derivative instruments (b)	2,525	(1,213)
Foreign currency (gain)/loss (b)	(58)	(611)
Adjusted EBITDA	$21,230	$9,031
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended March 31,
(in thousands)	2024	2023
Americas segment
Vita Coco Coconut Water	$69,522	$69,138
Private Label	24,273	25,050
Other	2,296	2,584
Subtotal	$96,091	$96,772
International segment
Vita Coco Coconut Water	$9,665	$9,558
Private Label	5,152	2,666
Other	790	763
Subtotal	$15,607	$12,987
Total net sales	$111,698	$109,759

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended March 31,
(in thousands)	2024	2023
Cost of goods sold
Americas segment	$55,219	$67,622
International segment	9,302	8,476
Total cost of goods sold	$64,521	$76,098
Gross profit
Americas segment	$40,872	$29,150
International segment	6,305	4,511
Total gross profit	$47,177	$33,661
Gross margin
Americas segment	42.5%	30.1%
International segment	40.4%	34.7%
Consolidated	42.2%	30.7%

	VOLUME (CE)
	Percentage Change - Three Months Ended March 31, 2024 vs. 2023
	Americas	International	Total
Vita Coco Coconut Water	(3.4)%	(9.0)%	(4.3)%
Private Label	3.8%	69.0%	12.2%
Other	(25.5)%	(21.2)%	(25.2)%
Total volume (CE)	(2.0)%	7.8%	(0.5)%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE